Exhibit 99

NEWS RELEASE

For immediate release

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD GROUP
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP, INC. ANNOUNCES ENTRY OF COURT ORDERS

IN PENDING CLASS ACTION LITIGATION

NEWTOWN, PA, APRIL 21, 2003 – ICT GROUP, INC. (NASDAQ: ICTG), today announced the entry of two court orders in the class action lawsuit pending against the Company in the Circuit Court of Berkeley County, West Virginia.

On April 16, 2003, the trial court entered an order granting the plaintiffs’ motion for summary judgment on the calculation of liquidated damages under the West Virginia Wage Payment and Collection Act. The court ruled that, under the Act, every class member who was not paid transition time, short breaks or other wages is owed liquidated damages equal to a day’s wages for every day the amounts due remained unpaid up to the thirty days. The Company intends to continue its vigorous defense of this action and, at the appropriate time, seek an appeal of this order.

The Company intends to increase its accrual for this lawsuit by the amount of $11,500,000, to a total accrual of $12,850,000, which will be reflected in the Company’s first quarter financial results. As of December 31, 2002, the Company had accrued $1,350,000 for this matter. The total increase in the accrual is primarily for the Company’s estimate of additional liquidated damages and interest. The plaintiffs contend, however, among other things, that the average daily wage and the number of affected employees should be greater than the calculations used by the Company. In addition to the increase in the accrual, the Company incurred approximately $200,000 in litigation defense costs in the first quarter of 2003, net of responsive insurance coverage.

As a result of taking these additional charges in the first quarter of 2003, the Company may no longer be in compliance with certain financial covenants required to be met under the Company’s existing credit facility. The Company will seek a waiver or amendment to the credit agreement to remain in compliance with its financial covenants.

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ICT GROUP, INC. ANNOUNCES ENTRY OF COURT ORDERS IN PENDING CLASS ACTION LITIGATION (CONT.)

On March 28, 2003, the trial court also entered an order denying the motion filed by the plaintiffs seeking to have the court require the Company to post a bond. In denying plaintiffs motion, the court stated that it had found no statutory or case law supporting the plaintiffs’ position.

About ICT GROUP, INC.:

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of integrated customer relationship management (CRM) solutions. The Company helps clients identify, acquire, retain, service, measure and maximize the lifetime value of their customer relationships. The Company manages CRM service operations in the U.S., Europe, Canada, Australia, Mexico and the Caribbean from which it supports domestic and multinational corporations and institutions, primarily in the financial, insurance, telecommunications, healthcare, information technology, media and energy services industries. The Company offers a full suite of hosted CRM solutions, for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully compatible Web-enabled customer service operations. To learn more about the Company, visit the Company’s website at www.ictgroup.com.

IMPORTANT CAUTIONARY INFORMATION REGARDING FORWARD- LOOKING STATEMENTS:

This press release contains certain forward-looking statements including the amount of liquidated damages and interest on those damages to which the Company may be subject. These forward-looking statements involve assumptions such as those relating to the methodology used to calculate liquidated damages and interest and are subject to risks and uncertainties. The ultimate determination of such amounts may differ from the Company’s calculations based upon a number of factors including without limitation the number of employees who are found by the court to be owed wages, the actual amount of daily wages of each of those employees, the number of instances for which the court determines that an individual employee is entitled to liquidated damages, and the method of calculating interest. These factors could cause actual amounts, and therefore our results, to differ materially from the Company’s expectations, or could materially and adversely affect the Company’s financial conditions and results of operations.

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